Exhibit 23.1

Deloitte Touche Tohmatsu Auditores Independentes Rua Alexandre Dumas, 1981 – Chacará Santo Antonio São Paulo - SP-04717-906 Brasil Tel: + 55 (11) 5186-2444 Fax:+ 55 (11) 5185-2911 www.deloitte.com.br

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-122496 of our report dated February 4, 2005, except for Note 24 as to which the date is February 16, 2005 and for Note 25 as to which the date is March 16, 2005 relating to the consolidated financial statements of Ultrapar Participações S.A. and subsidiaries appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings “Management’s discussion and analysis of financial condition and results of operations” and “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu

March 18, 2005